Exhibit 99.1

FOR IMMEDIATE RELEASE
---------------------

           BSD MEDICAL ANNOUNCES DISTRIBUTION AGREEMENT FOR ENTRY INTO
                JAPANESE MARKET WITH NEW CANCER TREATMENT SYSTEMS

     SALT LAKE CITY--January 4, 2006--BSD Medical Corp. (AMEX: BSM) today announced that the company has entered into a distribution agreement with Ktec Corporation to sell BSD's cancer treatment systems in Japan, the world's second largest medical market. This agreement concludes a lengthy search and negotiation process as part of BSD Medical's global strategy to establish a chain of distributors in the Pacific Rim as an important segment of the company's world market. Japan, along with China, has been a high-priority marketing target in the Pacific Rim.

     Ktech Corp. has over 30 years of experience in importing and distributing hi-tech medical capital equipment in Japan, with a primary focus on the introduction of state-of-the-art medical technology. Ktech's services include sales and marketing, sales engineering support, field service and product support. Hyrum A. Mead, President and CEO of BSD Medical, said, "We believe that Ktech is highly qualified to sell and support our cancer therapy systems in Japan, and are very enthusiastic about our new relationship."

     BSD has already established a distributor in China, and obtained regulatory approval for the sale of the BSD-2000 in China. BSD's objective is to pursue a similar marketing path in Japan. Japan and China together represent a major percentage of the total Pacific Rim market.

     BSD Medical produces systems that deliver precision focused RF/microwave energy to treat cancer, killing cancer directly and boosting the effectiveness of companion radiation and/or chemotherapy treatments. BSD was the recipient of the Frost and Sullivan "Technology of the Year Award" for cancer therapy devices. For further information about BSD Medical and its cancer treatment systems visit the BSD website at www.BSDMedical.com.

     Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements, including all projections or expectations of future events, including expectations for future sales of BSD Medical's cancer treatment systems, are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

                                      #####